Exhibit 3.1

CERTIFICATE OF DESIGNATION

OF

SERIES A-1 JUNIOR PARTICIPATING PREFERRED STOCK

OF

MAGNACHIP SEMICONDUCTOR CORPORATION

Pursuant to Section 151 of the General Corporation Law of the State of Delaware

Magnachip Semiconductor Corporation, a Delaware corporation (the “Company”), pursuant to the provisions of Sections 103 of the General Corporation Law of the State of Delaware, does hereby certify that pursuant to the authority vested in the Board of Directors of the Company (the “Board of Directors”) by the Certificate of Incorporation of the Company, the Board of Directors on December 12, 2021, duly adopted the following resolution creating a series of 150,000 shares of Preferred Stock designated as “Series A-1 Junior Participating Preferred Stock”:

RESOLVED, that pursuant to the authority vested in the Board of Directors of this Company in accordance with the provisions of its Certificate of Incorporation of the Company, a series of Preferred Stock of the Company be and it hereby is created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

1. Designation and Amount. The shares of such series shall be designated as “Series A-1 Junior Participating Preferred Stock” and the number of shares constituting such series shall be 150,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series A-1 Junior Participating Preferred Stock to less than the number of shares then issued and outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Company.

2. Dividends and Distributions. (A) Subject to the prior and superior rights of the holders of any shares of any series of preferred stock ranking prior and superior to the Series A-1 Junior Participating Preferred Stock with respect to dividends, the holders of shares of Series A-1 Junior Participating Preferred Stock, in preference to the shares of Common Stock, par value $0.01 per share, of the Company (the “Common Stock”), and any other stock of the Company junior to the Series A-1 Junior Participating Preferred Stock with respect to dividends, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on March 15, June 15,

September 15 and December 15 in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A-1 Junior Participating Preferred Stock, in an amount per share (rounded to the nearest cent) equal to, subject to the provision for adjustment hereinafter set forth, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A-1 Junior Participating Preferred Stock. If the Company shall at any time after December 13, 2021 (the “Rights Declaration Date”) (i) declare or pay any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock into a larger number of shares, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series A-1 Junior Participating Preferred Stock were entitled immediately prior to such shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B) The Company shall declare a dividend or distribution on the Series A-1 Junior Participating Preferred Stock as provided in Section 2(A) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock).

(C) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A-1 Junior Participating Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A-1 Junior Participating Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A-1 Junior Participating Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A-1 Junior Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A-1 Junior Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 60 days prior to the date fixed for the payment thereof.

3. Voting Rights. In addition to any other voting rights required by law, the holders of shares of Series A-1 Junior Participating Preferred Stock shall have only the following voting rights:

(A) Subject to the provision for adjustment hereinafter set forth, each share of Series A-1 Junior Participating Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the stockholders of the Company, and each fractional share of Series A-1 Junior Participating Preferred Stock shall entitle the holder thereof to a pro rata fractional vote. If the Company shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock into a larger number of shares or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series A-1 Junior Participating Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B) Subject to Section 10 and except as otherwise provided herein or by law, the holders of shares of Series A-1 Junior Participating Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Company.

(C) Except as set forth herein, holders of Series A-1 Junior Participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

4. Certain Restrictions. (A) Whenever quarterly dividends or other dividends or distributions payable on the Series A-1 Junior Participating Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A-1 Junior Participating Preferred Stock outstanding shall have been paid in full or set aside for payment, the Company shall not:

(i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A-1 Junior Participating Preferred Stock;

(ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A-1 Junior Participating Preferred Stock, except dividends paid ratably on the Series A-1 Junior Participating Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A-1 Junior Participating Preferred Stock; provided that the Company may at any time redeem, purchase or otherwise acquire shares of any such parity stock (a) in exchange for shares of any stock of the Company ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A-1 Junior Participating Preferred Stock or (b) held by employees of the Company or a subsidiary of the Company upon the termination of their employment with the Company or a subsidiary of the Company; or

(iv) purchase or otherwise acquire for consideration any shares of Series A-1 Junior Participating Preferred Stock, or any shares of stock ranking on a parity with the Series A-1 Junior Participating Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(B) The Company shall not permit any subsidiary of the Company to purchase or otherwise acquire for consideration any shares of stock of the Company unless the Company could, under Section 4(A), purchase or otherwise acquire such shares at such time and in such manner.

5. Reacquired Shares. Any shares of Series A-1 Junior Participating Preferred Stock purchased or otherwise acquired by the Company in any manner whatsoever shall be cancelled promptly after the acquisition thereof and may not be reissued as shares of such series. The Company shall thereafter take all such action as may be necessary to retire such shares, whereupon such shares shall become authorized but unissued shares of Preferred Stock that may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth in the Certificate of Incorporation of the Company.

6. Liquidation, Dissolution or Winding Up. (A) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Company, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A-1 Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Series A-1 Junior Participating Preferred Stock shall have received an amount equal to $1,000 per share of Series A-1 Junior Participating Preferred Stock, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the “Series A-1 Liquidation Preference”). Following the payment of the full amount of the Series A-1 Liquidation Preference, no additional distributions shall be made to the holders of shares of Series A-1 Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the “Common Adjustment”) equal to the quotient obtained by dividing (i) the Series A-1 Liquidation Preference by (ii) 1,000 (as appropriately adjusted as set forth in Section 6(C) below to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock) (such number in clause (ii), the “Adjustment Number”). Following the payment of the full amount of the Series A-1 Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series A-1 Junior Participating Preferred Stock and Common Stock, respectively, holders of Series A-1 Junior Participating Preferred Stock and holders of shares of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to one with respect to such Preferred Stock and Common Stock, on a per share basis, respectively.

(B) If, however, there are not sufficient assets available to permit payment in full of the Series A-1 Liquidation Preference and the liquidation preferences of all other series of preferred stock, if any, that rank on a parity with the Series A-1 Junior Participating Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences. If, however, there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Stock.

(C) If the Company shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock into a larger number of shares or (iii) combine the outstanding Common Stock into a smaller number of shares, through a reverse stock split of otherwise, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

7. Consolidation, Merger, etc. If the Company shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash or any other property, then in any such case the shares of Series A-1 Junior Participating Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 1,000 times the aggregate amount of stock, securities, cash and any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. If the Company shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock into a larger number of shares or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A-1 Junior Participating Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

8. No Redemption. The shares of Series A-1 Junior Participating Preferred Stock shall not be redeemable; provided; however, that, subject to Section 4, the Company may acquire shares of Series A-1 Junior Participating Preferred Stock in any other manner permitted by law, the provisions hereof or the Certificate of Incorporation or By-laws of the Company.

9. Rank. The Series A-1 Junior Participating Preferred Stock shall rank junior with respect to payment of dividends and on liquidation to all other series of the Company’s preferred stock outstanding on the date hereof and to all such other series that may be issued after the date hereof except to the extent that any such other series specifically provides that it shall rank junior to the Series A-1 Junior Participating Preferred Stock.

10. Amendment. The Certificate of Incorporation of the Company shall not be amended in any manner (whether by merger or otherwise) that would materially alter or change the powers, preferences or special rights of the Series A-1 Junior Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority of the outstanding shares of Series A-1 Junior Participating Preferred Stock, voting separately as a class.

11. Fractional Shares. Series A-1 Junior Participating Preferred Stock may be issued in fractions of a share that shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, to receive dividends thereon, and to participate in any distribution of assets and to have the benefit of all other rights of holders of Series A-1 Junior Participating Preferred Stock. In lieu of fractional shares, the Company, prior to the first issuance of a share or a fraction of a share of Series A-1 Junior Participating Preferred Stock, may elect (a) to make a cash payment as provided in that certain Rights Agreement, dated as of December 13, 2021, between the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent (as it may be amended, supplemented or otherwise modified from time to time, the “Rights Agreement”) for fractions of a share other than any integral multiple of one one-thousandths of a share (as such fraction may be adjusted as provided in the Rights Agreement) or (b) to issue depository receipts evidencing such authorized fraction of a share of Series A-1 Junior Participating Preferred Stock pursuant to an appropriate agreement between the Company and a depository selected by the Company; provided, however, that such agreement shall provide that the holders of such depository receipts shall have all the rights, privileges and preferences to which they are entitled as holders of the Series A-1 Junior Participating Preferred Stock.

IN WITNESS WHEREOF, Magnachip Semiconductor Corporation affirms the foregoing as true and has caused this Certificate to be duly executed by the authorized officers below as of this 13th day of December, 2021.

MAGNACHIP SEMICONDUCTOR CORPORATION

By:	/s/ Young-Joon Kim
Name: Young-Joon Kim
Title: Chief Executive Officer

Attest:

/s/ Theodore Kim
Name: Theodore Kim
Title: Chief Compliance Officer, General Counsel and Secretary